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                       BENEDEK COMMUNICATIONS CORPORATION


                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                             OTHER SPECIAL RIGHTS OF
                    SERIES C JUNIOR DISCOUNT PREFERRED STOCK
                       AND QUALIFICATIONS, LIMITATIONS AND
                              RESTRICTIONS THEREOF


                             ----------------------

                         Pursuant to Section 151 of the
                           General Corporation Law of
                              the State of Delaware

                             ----------------------

         Benedek Communications Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent, dated May 29, 1996, adopted the following resolution, which resolution remains in full force and effect as of the date hereof;

         WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

         WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock to be designated the Series C Junior Discount Preferred Stock of the Company and the number of shares constituting such series;


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         NOW,  THEREFORE,  BE IT RESOLVED,  that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

                   TERMS, PREFERENCES, RIGHTS AND LIMITATIONS

                                       of

                    SERIES C JUNIOR DISCOUNT PREFERRED STOCK

                                       of

                       BENEDEK COMMUNICATIONS CORPORATION

      The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Junior Preferred Stock or the holders thereof are as follows:

      1. Definitions. All capitalized terms used in this Designation which are incorporated by reference from the Indenture (as defined below) for use herein and all capitalized terms used in any such definition so incorporated by reference shall have the meanings set forth in the Indenture, except that all references to the "Company" thereunder shall mean the Company as herein defined and all references to a "Restricted Subsidiary" or "Restricted Subsidiaries" thereunder shall mean the Subsidiary or Subsidiaries. For purposes of this Designation, the following definitions shall apply:

      "Board" shall mean the Board of Directors of the Company.

      "Capital Stock" of any person means any and all shares, interests, rights to purchase warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

      "Cash Flow Leverage Ratio" shall have the meaning set forth in the Indenture.

      "Common Stock" shall mean the Class A and Class B Common Stock, par value $.01 per share, of the Company.

      "Company" shall mean Benedek Communications Corporation.

      "Compensation Limit" means in fiscal year 1996, the sum of $750,000, in fiscal year 1997, the sum of $1,000,000 and in each fiscal year thereafter, 110% of the Compensation Limit for the prior fiscal year.

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      "Consolidated Interest Expense" has the meaning set forth in the Indenture provided that Consolidated Interest Expense shall include dividends paid or declared in respect of any Preferred Stock of the Company that is deemed to be Debt as defined herein.

      "Debt" shall have the meaning set forth in the Indenture provided that the term Debt shall (i) include the Exchangeable Preferred Stock and any shares of Senior Stock, Parity Stock or Redeemable Stock issued after the Original Issue Date and (ii) shall not include the Junior Preferred Stock or any Junior Stock issued after the Original Issue Date.

      "Dividend Rate" means (i) for the period from the Original Issue Date through (but not including) the fifth anniversary of the Original Issue Date, 7.92% per annum, (ii) for the period from the fifth anniversary of the Original Issue Date through (but not including) the seventh anniversary of the Original Issue Date, 15% per annum and (iii) from the seventh anniversary of the Original Issue Date and thereafter, 18% per annum, provided, however, that during any period during which any dividend is not paid in accordance with the terms hereof or the Company takes any action in violation of the terms hereof, the Dividend Rate shall be the Dividend Rate determined in accordance with clauses (i) through (iii) above plus 2% per annum.

      "Exchangeable Preferred Stock" means the shares of 15.0% Series A and Series B Exchangeable Redeemable Senior Preferred Stock Due 2007 of the Company.

      "Indenture" means the Indenture dated as of March 1, 1995 of Benedek Broadcasting Corporation as issuer and Benedek Broadcasting Company, L.L.C., as guarantor relating to the issuer's 11 7/8% Senior Secured Notes due 2005, as such Indenture is in effect as of December 15, 1995.

      "Junior Preferred Stock" shall refer to shares of Series C Junior Discount Preferred Stock, par value $.01 per share, of the Company.

      "Junior Stock" shall have the meaning set forth in Paragraph 3 hereof.

      "Liquidation Preference" means $100 per share of Junior Preferred Stock plus the amount of any unpaid dividends added to the Liquidation Preference thereof pursuant to paragraph 4(c) hereof.

      "Mandatory Redemption Date" means July 1, 2008.

      "Original Issue Date" shall mean the date of the original issuance of 450,000 shares of Junior Preferred Stock.

      "Parity Stock" shall have the meaning set forth in Paragraph 3 hereof.

      "Permitted Holder" shall have the meaning set forth in the Indenture.

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      "Preferred  Stock," as applied to the  Capital  Stock of any  corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets
upon  any  voluntary  or   involuntary   liquidation   or  dissolution  of  such
corporation,   over  shares  of  Capital  Stock  of  any  other  class  of  such corporation.

      "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Mandatory Redemption Date or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Mandatory Redemption Date.

      "Redemption Date" shall mean the date on which any shares of Junior Preferred Stock are redeemed by the Company.

      "Senior Stock" shall have the meaning set forth in Paragraph 3 hereof.

      "Subsidiary" means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of the shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company,
(ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

      "Tax Amounts" shall have the meaning set forth in the Indenture.

      "Unutilized Compensation Amount" means, on a cumulative basis, the amount of the Compensation Limit for each fiscal year of the Company less the compensation paid or accrued on a current or deferred basis to A. Richard Benedek in such fiscal year.

      "Warrants" means the warrants to purchase shares of Common Stock to be issued to the holders of the Exchangeable Preferred Stock.

      2. Designation: Number of Shares. The designation of the Junior Preferred Stock authorized by this resolution shall be "Series C Junior Discount Preferred Stock" and the number of shares of Junior Preferred Stock authorized hereby shall be 450,000 shares.

      3. Ranking. The Junior Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Junior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to together with all classes of Common Stock, as "Junior Stock"); (ii) on a parity with each other class of Common Stock or series of Preferred Stock established hereafter by the Board the terms of which expressly provide that such class or series will rank on a parity with the Junior Preferred Stock as to dividend rights and rights

                                        4


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on liquidation,  winding-up and dissolution (collectively referred to as "Parity
Stock"); and (iii) junior to each class of Capital Stock or series of Preferred Stock established hereafter by the Board the terms of which expressly provide that such class or series will rank senior to the Junior Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the
Company  (collectively  referred  to  as  "Senior  Stock"),   including  without
limitation the Exchangeable Preferred Stock. All claims of the holders of the Junior Preferred Stock, including without limitation, claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any indebtedness of the Company for borrowed money and, except as to claims of holders of Junior Preferred Stock for declared and unpaid dividends as to which such holders will have whatever claims exist as a matter of law, all other creditors of the Company.

      4. Dividends.

         (a) So long as any shares of Junior Preferred Stock shall be outstanding, the holders of such Junior Preferred Stock shall be entitled to receive out of any funds legally available therefor, cumulative preferential dividends in cash, in the amount equal to the Dividend Rate multiplied by the Liquidation Preference (calculated on a 365 day basis based on the actual number of days elapsed) per share, payable (i) during the period from the Original Issue Date through, but not including, the fifth anniversary of the Original Issue Date, quarterly on each September 5, December 5, March 5 and June 5 and
(ii) thereafter, semi-annually on each December 5 and June 5 (each such quarterly or semi-annual date being called a "Dividend Payment Date"), commencing on the first such date occurring after the Original Issue Date. In the event that sufficient funds for any such dividend shall not at any time be otherwise legally available, the Company shall use its best efforts to cause such availability to come into existence. Dividends on the Junior Preferred Stock shall be cumulative from the Original Issue Date (whether or not declared and whether or not in any dividend period or dividend periods there shall be not profits or net assets of the Company legally available for the payment of those dividends). Additional dividends shall be paid on the Junior Preferred Stock to the extent there are any accumulated and unpaid dividends. Such additional dividends shall be calculated as if there were interest upon the unpaid dividend amount at the Dividend Rate, calculated on a 365 day basis, based on the actual number of days elapsed.

         (b) So long as any shares of Junior Preferred Stock shall remain outstanding, neither the Company nor any of its Subsidiaries may declare or pay any dividend, make a distribution, or purchase, acquire, redeem, pay monies to the holders of, or set aside or make monies available for a sinking fund for the purchase or redemption of, any shares of Junior Stock, except that if (i) all dividends in respect of the Junior Preferred Stock for all past dividend periods have been paid and such dividends for the current dividend period have been paid or declared and duly provided for, and (ii) all amounts then due in respect of the mandatory redemption of Junior Preferred Stock pursuant to the terms of paragraph 6(a) below have been paid, then the Company or any of its Subsidiaries may (x) redeem or purchase shares of Common Stock owned or held by its employees other than a Permitted Holder, (y) redeem or purchase outstanding Warrants to the extent of the then Unutilized Compensation Amount and

                                        5


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(z) make  distributions  on its  Common  Stock of Tax  Amounts  with  respect to periods on or prior to the Original Issue Date, provided that the aggregate amount of such distributions of Tax Amounts shall not exceed the sum of $1,000,000.

         (c) Notwithstanding anything to the contrary contained herein, through and including the fifth anniversary of the Original Issue Date, dividend payments pursuant to paragraph 4(a) above shall be made by automatically adding the amount of such payment to the Liquidation Preference of the Junior Preferred Stock on the applicable Dividend Payment Date.

      5. Liquidation Rights of Junior Preferred Stock.

         (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Junior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Junior Stock, an amount equal to the Liquidation Preference per share plus all accumulated and unpaid dividends (including a prorated quarterly or semi-annual (as the case may be) dividend from the last Dividend Payment Date to the date of such payment) in respect of any liquidation, dissolution or winding up consummated.

         (b) If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Junior Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Junior Preferred Stock, based on the full preferential amounts for the number of shares of Junior Preferred Stock held by each holder.

         (c) A consolidation or merger of the Company with or into any other corporation or corporations in which the stockholders of the Company receive solely capital stock of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), except for cash in lieu of fractional shares, shall not be deemed to be a liquidation, dissolution, or winding up of the Company as those terms are used in this paragraph 5.

      6. Redemption of Junior Preferred Stock.

         (a) Mandatory Redemption.

             (i) The Company shall, at the redemption price equal to the sum of the Liquidation Preference per share plus an amount equal to all accumulated and unpaid dividends per share (including a prorated semi-annual dividend from the last Dividend Payment Date to the Redemption Date) (the "Redemption Price"), and in the manner provided in subparagraphs 6(a)(ii) through 6(a)(v), redeem from any source of funds legally available therefor, all shares of Junior Preferred Stock outstanding on such date, on the Mandatory Redemption Date, and provided further, that if there are insufficient legally available funds for

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redemption under this subparagraph  (a)(i), the Company shall redeem such lesser number of shares of Junior Preferred Stock, to the extent there are funds legally available therefor, and shall redeem all or part of the remainder of the shares of Junior Preferred Stock subject to redemption as soon as the Company has sufficient funds which are legally available therefor until all such shares of Junior Preferred Stock have been redeemed.

             (ii) In the event of a redemption of only a portion of the then outstanding shares of Junior Preferred Stock, the Company shall effect such redemption pro rata according to the number of shares held by each holder of Junior Preferred Stock.

             (iii) At least twenty (20) days and not more than sixty (60) days prior to the date fixed for any redemption of the Junior Preferred Stock, written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Junior Preferred Stock at his post office address last shown on the records of the Company. The Redemption Notice shall state:

                   (A) whether all or less than all the outstanding shares of Junior Preferred Stock are to be redeemed and the total number of shares of Junior Preferred Stock being redeemed;

                   (B) the number of shares of Junior Preferred Stock held by the holder that the Company intends to redeem;

                   (C) the date fixed for redemption  and the Redemption  Price;
and

                   (D) that the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Junior Preferred Stock to be redeemed.

             (iv) On or before the date fixed for redemption, each holder of Junior Preferred Stock shall surrender the certificate or certificates representing such shares of Junior Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable in cash on the Redemption Date to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (v) Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Junior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of such shares redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than to receive the Redemption Price without interest.

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         (b) Optional Redemption.

             The Company may, at the option of the Board, redeem at any time, from any source of funds legally available therefor, in whole or in part, in the manner provided in subparagraphs 6(a)(ii) through 6(a)(v), any and all shares of Junior Preferred Stock at the redemption price equal to the sum of the
Liquidation Preference per share redeemed plus an amount equal to all accumulated and unpaid dividends per share (including a prorated quarterly or semi-annual (as the case may be) dividend from the last Dividend Payment Date to the Redemption Date).

      7. Voting Rights.

         (a) The holders of Junior Preferred Stock, except as otherwise provided hereunder or required under Delaware law, shall not be entitled to vote.

         (b) From and after the Original Issue Date, if the Company shall be in arrears in the payment of any six consecutive quarterly dividends or three consecutive semi-annual dividends on the outstanding shares of Junior Preferred Stock or shall have failed to redeem shares of Junior Preferred Stock as and when required, the holders of Junior Preferred Stock, voting separately as a class, shall have the exclusive right to elect one director in addition to the number to be elected by the holders of Common Stock or any other shares of Preferred Stock of the Company, at a special meting of stockholders called for the election of directors pursuant to the procedures set forth below for the calling of a special meeting by holders of Junior Preferred Stock if such meeting is not called by the Board of Directors of the Company within twenty
(20) days after such holders become entitled to such right to elect a director, and at every subsequent meeting at which the term of office of the director so elected by the holders of Junior Preferred Stock expires, provided that such arrearage or failure exists on the date of such meeting or subsequent meetings, as the case may be.

         (c) The right of the holders of Junior Preferred Stock voting separately as a class to elect members of the Board of Directors of the Company as aforesaid shall continue until such time as all dividends accumulated on the Junior Preferred Stock shall have been paid in full and provision has been made for the payment in full of the dividends for the current period and the Company shall have redeemed all shares of Junior Preferred Stock then required to be redeemed pursuant hereto, at which time the special right of the holders of Junior Preferred Stock so to vote separately as a class for the election of a director shall terminate, subject to revesting at such time as the Company shall be in arrears in the payment of any six consecutive quarterly dividends or three consecutive semi-annual dividends on the outstanding shares of Junior Preferred Stock or shall have failed to redeem shares of Junior Preferred Stock as and when required. If the annual meeting of stockholders of the company is not, for any reason, held within the time fixed in the by-laws of the Company at a time when the holders of Junior Preferred Stock, voting separately and as a class, shall be entitled to elect a director, or if vacancies shall exist in the office of the director elected by the holders of Junior Preferred Stock, a proper officer of the company, upon the written request of the holders of record of at least 33 1/3 percent of the shares of Junior Preferred Stock then outstanding, addressed to the

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Secretary  of the  Company,  shall call a special  meeting in lieu of the annual meeting of stockholders, or in the event of vacancies, a special meeting of the holders of Junior Preferred Stock, for the purpose of electing a director. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Company within twenty (20) days after personal service of said written request upon the Secretary of the Company, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the holders of record of at least 33 1/3 percent of the outstanding shares of Junior Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any holder of Junior Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

         (d) At any meeting held for the purpose of electing directors at which the holders of Junior Preferred Stock shall have the right, voting separately as a class, to elect a director as aforesaid, the presence in person or by proxy of the holders of at least thirty-three and one-third percent (33-1/3%) of the outstanding Junior Preferred Stock shall be required to constitute a quorum of such Junior Preferred Stock.

         (e) Any vacancy occurring in the office of the director elected by the holders of Junior Preferred Stock shall be filled by the holders of Junior Preferred Stock. The director to be elected by the holders of Junior Preferred Stock shall agree, prior to his election to office, to resign upon any termination of the right of the holders of Junior Preferred Stock to vote as a class for a director as herein provided, and upon any such termination the director then in office elected by the holders of Junior Preferred Stock shall forthwith resign. Unless otherwise required to resign as aforesaid, the term of office of the director elected by the holders of Junior Preferred Stock shall terminate upon the election of his successor at any meeting of stockholders held for the purpose of electing directors.

         (f) In any case in which the holders of Junior Preferred Stock shall be entitled to vote pursuant to this Paragraph 6 or pursuant to law, each holder of Junior Preferred Stock shall be entitled to one vote for each share of Junior Preferred Stock held.

         (g) So long as any shares of Junior Preferred Stock shall remain outstanding, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority of the outstanding shares of Junior Preferred Stock, (1) the Company will not amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation or By-Laws so as to affect adversely the preferences, special rights or powers of the Junior Preferred Stock, (2) the Company will not consolidate with or merge with or into any person unless (i) the resulting or surviving person (if not the Company) is organized and existing under the laws of the United States or any state thereof or the District of Columbia and the Junior Preferred Stock shall be converted into or exchanged for and shall become shares of such resulting or surviving transferee person, having in respect of such resulting or surviving person

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the same powers,  preferences  and  relative,  participating,  optional or other special rights or qualifications, limitations and restrictions thereon, that the Junior Preferred Stock had immediately prior to such transaction and (ii) immediately after and giving effect to such transaction, the resulting or surviving corporation would have been able to issue an additional $1.00 of Debt without the approval of the holders of the Junior Preferred Stock, (3) the Company will, directly or indirectly, own all of the outstanding Capital Stock of Benedek Broadcasting Corporation, and (4) neither the Company nor any Subsidiary will, after the Original Issue Date, incur any Debt if, on the date of such incurrence, after giving effect to the incurrence of such Debt, the Cash Flow Leverage Ratio exceeds 8.5:1.0; provided that the Company may permit its Subsidiaries to incur Debt, without regard to such Cash Flow Leverage Ratio, if, after giving effect to such incurrence, the aggregate amount of all Debt of the Company and its Subsidiaries outstanding which was incurred at such time or times as the Cash Flow Leverage Ratio exceeded 8.5:1.0, does not exceed 150% of the Consolidated Net Interest Expense for the four quarter period ending as of the end of the fiscal quarter ending immediately prior thereto. For purposes of this Section, Debt is not deemed incurred upon either (i) the issuance of additional Preferred Stock on account of then existing payment-in-kind Preferred Stock as a payment of dividends provided such payment is in accordance with the
terms   thereof  and  (ii)  the  accretion  of  discount  with  respect  to  any indebtedness, provided such accretion is in accordance with the terms thereof.

      8. No Reissuance of Junior Preferred Stock. No Junior Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

      9. Notices. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 308 West State Street, Rockford, Illinois 61101, or to such other address at which its principal office is located, or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Junior Preferred Stock at their addresses appearing on the books of the Company.

      IN WITNESS WHEREOF, BENEDEK COMMUNICATIONS CORPORATION caused this Certificate to be signed by its President and Assistant Secretary respectively, on this 31st day of May, 1996.
                                            /s/ K. James Yager
                                            ------------------------------------
                                            K. James Yager, President

                                            /s/ Paul S. Goodman
                                            ------------------------------------
                                            Paul S. Goodman, Assistant Secretary


                                       10

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